Exhibit 99.1

PRESS RELEASE

SRI SURGICAL REPORTS

THIRD QUARTER 2005 FINANCIAL RESULTS

TAMPA, FL— Monday, November 7, 2005 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of strategic sourcing solutions for the healthcare industry, today announced financial results for the third quarter ended September 30, 2005.

For the third quarter of 2005, SRI Surgical reported total revenue of $22.6 million, an increase of $282,000 over the third quarter of 2004. Net income for the third quarter of 2005 was breakeven compared to a net loss of $128,000, or a net loss of $0.02 per diluted share reported for the third quarter of 2004. Revenues for the nine months ended September 30, 2005 were $69.1 million, essentially unchanged from the same period of 2004. Net income for the nine-month period this year was $324,000, or $0.05 per diluted share, compared to $198,000, or $0.03 per diluted share for the same period of last year. SRI Surgical had four less business days in its nine-month period ended September 30, 2005 than in the same period of 2004.

SRI Surgical CEO Christopher S. Carlton stated, “We have made strong progress building our leadership team. We are continuing to focus our sales team on greater penetration of existing customers and growth of new customers with our ReadyCaseSM solution.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its third quarter results on Monday, November 7, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 866.831.6243 (International dial 617.213.8855) and enter the passcode 37497570. A live Webcast of the call will be available from the Investor Relations section of the SRI Surgical Website at http://phx.corporate-ir.net/phoenix.zhtml?c=90807&p=irol-irhome. For those unable to participate in the teleconference, a replay of the call will be available from 7:00 p.m. November 7 until November 14, 2005, by dialing 888.286.8010 (International dial 617.801.6888) and using the passcode 38705581. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at SRI Surgical’s investor relations website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wally Ruiz, Sr. Vice President and CFO
SRI Surgical
(813) 891-9550 Ext. 3177
wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$22,593	$22,311	$69,052	$69,064
Cost of revenues	16,915	16,903	51,579	51,810

Gross profit	5,678	5,408	17,473	17,254

Distribution expenses	1,583	1,505	4,671	4,624
Selling and administrative expenses	3,826	3,878	11,408	11,587

Income from operations	269	25	1,394	1,043

Interest expense, net	263	236	856	717

Income (loss) before income taxes	6	(211)	538	326

Income tax expense (benefit)	2	(83)	214	128

Net income (loss)	$4	$(128)	$324	$198

Basic earnings (loss) per common share	$0.00	$(0.02)	$0.05	$0.03

Weighted average common shares outstanding, basic	6,263	6,263	6,263	6,263

Diluted earnings (loss) per common share	$0.00	$(0.02)	$0.05	$0.03

Weighted average common shares outstanding, diluted	6,324	6,263	6,286	6,324

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of September 30, 2005	As of December 31, 2004
	(unaudited)	(1)
Cash and cash equivalents	$365	$413
Accounts receivable, net	11,298	11,424
Inventories, net	7,120	7,573
Prepaid expenses and other assets, net	2,098	1,617
Reusable surgical products, net	22,552	23,506
Property, plant and equipment, net	33,669	36,153

Total assets	$77,102	$80,686

Notes payable to bank	$3,091	$4,981
Accounts payable	7,076	8,479
Accrued expenses	3,359	3,410
Obligations under capital lease	4,866	4,987
Bonds payable	8,545	9,040
Deferred tax liability, net	2,527	2,475

Total liabilities	29,464	33,372

Shareholders’ equity	47,638	47,314

Total liabilities and shareholders’ equity	$77,102	$80,686

(1)	Derived from audited financial statements